Exhibit 99.1

April 17, 2008

Jack L. Kopnisky

President

The First Marblehead Corporation

34th Floor

800 Boylston Street

Boston, MA 02199-8157

Re: Notice of Termination of DTC Umbrella Agreement

Dear Mr. Kopnisky:

Reference is hereby made to that certain Bank of America Direct to Consumer Loan Program Umbrella Agreement, dated as of April 1, 2006 (as amended, the “DTC Umbrella Agreement”) by and between The First Marblehead Corporation (“FMC”) and Bank of America, N.A. (“Program Lender”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the DTC Umbrella Agreement.

As you know, the Termination Date is defined in Section 1 of the DTC Umbrella Agreement as occurring on the earliest of certain events, including the thirtieth (30th) calendar day after delivery of written notice that Program Lender has elected to terminate this Agreement because a TERI Insolvency Event, as defined in the Note Purchase Agreement, has occurred. A TERI Insolvency Event is defined in the Note Purchase Agreement, dated April 1, 2006, between Program Lender and FMC as, among other things, the commencement by TERI of a voluntary petition under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws.

On April 7, 2008, TERI filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Massachusetts. TERI’s bankruptcy filing constitutes a TERI Insolvency Event. This notice is to advise you that Program Lender has elected to terminate the DTC Umbrella Agreement because of the TERI Insolvency Event. Accordingly, the Termination Date will occur 30 days from the date of this notice, on May 17, 2008.

Pursuant to Section 2(c) of the DTC Umbrella Agreement, Program Lender wishes to arrange a consultation with FMC as soon as possible in order to develop a transition plan to deal with applications and approved loans that have not been fully processed and/or funded.

This is to further advise you that the Program Lender reserves all of its rights and remedies under the DTC Umbrella Agreement, other agreements executed in connection with the Bank of America DTC Program, applicable law or otherwise. Failure to exercise, or delay in exercising such rights or remedies now or in the future shall not constitute a waiver of such rights or remedies.

Sincerely,

BANK OF AMERICA

By: /s/ Andrew R. Irwin

Name: Andrew R. Irwin

Its: Senior Vice President

Cc:	Peter Tarr

General Counsel

The First Marblehead Corporation

34th Floor

800 Boylston Street

Boston, MA 02199-8157